Exhibit 11

                        PRAXAIR, INC. AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE
           (Millions of dollars except share and per share amounts)



                           Quarter ended June 30,    Six Months ended June 30,
                          ------------------------   -------------------------
                             1996         1995           1996          1995
                          -----------  -----------    -----------  -----------
Net income                $        81  $        67    $        98  $       132

Weighted average common
 shares and common
 stock equivalents:
Weighted average common
 shares outstanding       155,307,282  137,938,933    148,734,209  137,874,432
Dilutive effect of
 convertible debt             154,378      154,378        154,378      154,378
Dilutive effect of
 stock options              6,218,360    4,423,689      6,192,393    4,214,605
                          -----------  -----------    -----------  -----------
                          161,680,019  142,517,000    155,080,980  142,243,415

Earnings per share        $      0.50  $      0.47    $      0.63  $      0.93